Exhibit 3.11

COMBIMATRIX CORPORATION

CERTIFICATE OF DESIGNATION OF PREFERENCES,

RIGHTS AND LIMITATIONS

OF

SERIES F REDEEMABLE CONVERTIBLE PREFERRED STOCK

PURSUANT TO SECTION 151 OF THE

DELAWARE GENERAL CORPORATION LAW

The undersigned, Mark McDonough and Scott R. Burell, do hereby certify that:

1. They are the President and Secretary, respectively, of CombiMatrix Corporation, a Delaware corporation (the “Corporation”).

2. The Corporation is authorized to issue 5,000,000 shares of preferred stock, of which 2,201.493 shares of Series E 6% Convertible Preferred Stock are issued and outstanding.

3. The following resolutions were duly adopted by the board of directors of the Corporation (the “Board of Directors”):

WHEREAS, the certificate of incorporation of the Corporation provides for a class of its authorized stock known as preferred stock, consisting of 5,000,000 shares, $0.001 par value per share, issuable from time to time in one or more series;

WHEREAS, the Board of Directors is authorized to fix the dividend rights, dividend rate, voting rights, conversion rights, rights and terms of redemption and liquidation preferences of any wholly unissued series of preferred stock and the number of shares constituting any series and the designation thereof, of any of them; and

WHEREAS, it is the desire of the Board of Directors, pursuant to its authority as aforesaid, to fix the rights, preferences, restrictions and other matters relating to a series of the preferred stock, which shall consist of up to 8,400 shares of the preferred stock which the Corporation has the authority to issue, as follows:

NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors does hereby designate and provide for the creation and issuance of a series of preferred stock and does hereby fix and determine the rights, preferences, restrictions and other matters relating to such series of preferred stock as follows:

TERMS OF SERIES F PREFERRED STOCK

Section 1.      Definitions. For the purposes hereof, the following terms shall have the following meanings:

“Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person, as such terms are used in and construed under Rule 405 of the Securities Act.

“Alternate Consideration” shall have the meaning set forth in Section 7(c).

“Beneficial Ownership Limitation” shall have the meaning set forth in Section 6(d).

“Board of Directors” means the board of directors of the Corporation.

“Business Day” means any day except any Saturday, any Sunday, any day which is a federal legal holiday in the United States or any day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close.

“Buy-In” shall have the meaning set forth in Section 6(c)(iv).

“Commission” means the United States Securities and Exchange Commission.

“Common Stock” means the Corporation’s common stock, par value $0.001 per share, and any other class of securities into which such securities may hereafter be reclassified or changed.

“Common Stock Equivalents” means any securities of the Corporation or the Subsidiaries which would entitle the holder thereof to acquire at any time Common Stock, including, without limitation, any debt, preferred stock, rights, options, warrants or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock.

“Conversion Date” shall have the meaning set forth in Section 6(a).

“Conversion Price” shall have the meaning set forth in Section 6(b).

“Conversion Shares” means, collectively, the shares of Common Stock issued and issuable upon conversion of the shares of Series F Preferred Stock in accordance with the terms hereof.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exempt Issuance” means the issuance of (a) shares of Common Stock or options or other awards to employees, independent contractors providing services to the Corporation, officers or directors of the Corporation pursuant to any stock or option plan or agreement duly adopted for such purpose, by a majority of the non-employee members of the Board of Directors or a majority of the members of a committee of non-employee directors established for such purpose, (b) securities issued and issuable pursuant to the Underwriting Agreement and securities issued and issuable upon the exercise or exchange or conversion of any securities issued and issuable pursuant to the Underwriting Agreement and/or other securities exercisable or exchangeable for or convertible into shares of Common Stock issued and outstanding on the date of the Underwriting Agreement, (c) securities issued to the Corporation by its Subsidiaries, (d) securities issued pursuant to acquisitions, mergers, consolidations or strategic transactions (including licensing and partnering agreements) or purchase of all or substantially all of the securities or assets of another entity approved by a majority of the disinterested directors of the Corporation, provided that any such issuance shall only be to a Person (or to the equity holders of a Person) which is, itself or through its subsidiaries, an operating company or an owner of an asset in a business synergistic with the business of the Corporation and shall provide to the Corporation additional benefits in addition to the investment of funds, but shall not include a transaction in which the Corporation is issuing securities primarily for the purpose of raising capital or to an entity whose primary business is investing in securities, (e) securities issued pursuant to any equipment loan or leasing arrangement, real property leasing arrangement, or debt financing from a bank or similar financial or lending institution, or pursuant to any strategic license agreements and other partnering arrangements, and (f) restricted shares of Common Stock or warrants to consultants of or to the Corporation issued pursuant to an exemption from registration under the Securities Act (provided, however, any such issuances to consultants shall not exceed, in the aggregate, $250,000 of Common Stock or Common Stock Equivalents in any 12 month period).

“Existing Preferred Stock” means, collectively, the outstanding shares of the Series E 6% Convertible Preferred Stock of the Corporation.

“Forced Conversion Date” shall have the meaning set forth in Section 8(d).

“Forced Conversion Notice” shall have the meaning set forth in Section 8(d).

“Forced Conversion Notice Date” shall have the meaning set forth in Section 8(d).

“Fundamental Transaction” shall have the meaning set forth in Section 7(c).

“Holder” means the Persons who hold the Series F Preferred Stock at any given time.

“Junior Securities” means the Common Stock and all other Common Stock Equivalents of the Corporation other than those securities which are explicitly senior or pari passu to the Series F Preferred Stock in liquidation preference.

“Liquidation” shall have the meaning set forth in Section 5.

“Notice of Conversion” shall have the meaning set forth in Section 6(a).

“Optional Redemption” shall have the meaning set forth in Section 8(a).

“Optional Redemption Amount” means 120% of the then outstanding Stated Value of the Series F Preferred Stock.

“Optional Redemption Date” shall have the meaning set forth in Section 8(a).

“Optional Redemption Notice” shall have the meaning set forth in Section 8(a).

“Optional Redemption Notice Date” shall have the meaning set forth in Section 8(a).

“Original Issue Date” means the date of the first issuance of any shares of the Series F Preferred Stock regardless of the number of transfers of any particular shares of Series F Preferred Stock and regardless of the number of certificates which may be issued to evidence such Series F Preferred Stock.

“Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Series F Preferred Stock” shall have the meaning set forth in Section 2.

“Share Delivery Date” shall have the meaning set forth in Section 6(c)(i).

“Stated Value” shall have the meaning set forth in Section 2.

“Successor Entity” shall have the meaning set forth in Section 7(c).

“Threshold Period” shall have the meaning set forth in Section 8(d).

“Trading Day” means a day on which the principal Trading Market is open for trading.

“Trading Market” means any of the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the NYSE MKT, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange or the OTC Bulletin Board (or any successors to any of the foregoing).

“Transfer Agent” means Computershare, the current transfer agent of the Corporation with a mailing address of 520 Pike Street, Suite 1220, Seattle, Washington 98101 and a facsimile number of (206) 674-3059, and any successor transfer agent of the Corporation.

“Underwriting Agreement” means the Underwriting Agreement, dated as of            , 2016 between the Corporation and Ladenburg Thalmann & Co. Inc., as representative of the underwriters named therein.

“Variable Rate Transaction” shall have the meaning set forth in the Underwriting Agreement.

“VWAP” means, for any date, the price determined by the first of the following clauses that applies: (a) if the Common Stock is then listed or quoted on a Trading Market, the daily volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the Trading Market on which the Common Stock is then listed or quoted as reported by Bloomberg L.P. (based on a Trading Day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time)), (b) if the Common Stock is not then listed or quoted for trading on a Trading Market and if prices for the Common Stock are then reported in the “Pink Sheets” published by Pink OTC Markets, Inc. (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Common Stock so reported, or (c) in all other cases, the fair market value of a share of Common Stock as determined by an independent appraiser selected in good faith by the Holders of a majority in interest of the Securities then outstanding and reasonably acceptable to the Corporation, the fees and expenses of which shall be paid by the Corporation.

“Warrants” means, collectively, the Common Stock purchase warrants issued by the Corporation to the Holders.

“Warrant Shares” means the shares of Common Stock issuable upon exercise of the Warrants.

Section 2.                                           Designation, Amount and Par Value. The series of preferred stock created hereunder shall be designated as its Series F Redeemable Convertible Preferred Stock (the “Series F Preferred Stock”) and the number of shares so designated shall be 8,400 (which shall not be subject to increase without the written consent of the Holders of 51% of the Series F Preferred Stock). Each share of Series F Preferred Stock shall have a par value of $0.001 per share and a stated value equal to $1,000 (the “Stated Value”).

Section 3.                                           Dividends.  Holders shall be entitled to receive, and the Corporation shall pay, dividends on shares of Series F Preferred Stock only when, as and if specifically declared by the Board of Directors.

Section 4.                                           Voting Rights. Except as otherwise provided herein or as otherwise required by law, the Series F Preferred Stock shall have no voting rights. However, as long as any shares of Series F Preferred Stock are outstanding, the Corporation shall not, without the affirmative vote of the Holders of a majority of the then outstanding shares of the Series F Preferred Stock, (a) alter or change adversely the powers, preferences or special rights given to the Series F Preferred Stock or (b) alter or amend this Certificate of Designation.

Section 5.                                           Liquidation. Upon any liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary (a “Liquidation”), the Holders shall be entitled to receive out of the assets, whether capital or surplus, of the Corporation an amount equal to $0.001 for each share of Series F Preferred Stock after any distribution or payment to the holders of the Existing Preferred Stock and the holders of any existing or future indebtedness of the Corporation, and before any distribution or payment shall be made to the holders of any Junior Securities, and if the assets of the Corporation shall be insufficient to pay in full such amounts, then the entire assets to be distributed to the Holders shall be ratably distributed among the Holders in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in full.  A Fundamental Transaction shall be deemed a Liquidation.

Section 6.                                           Conversion.

a)                                     Conversions at Option of Holder. Each share of Series F Preferred Stock shall be convertible, at any time and from time to time at the option of the Holder thereof, into that number of shares of Common Stock (subject to the limitations set forth in

Section 6(d)) determined by dividing the Stated Value of such share of Series F Preferred Stock by the Conversion Price. Holders shall effect conversions by providing the Corporation and the Transfer Agent with the form of conversion notice attached hereto as Annex A (a “Notice of Conversion”), which may be delivered before the date of conversion. Each Notice of Conversion shall specify the number of shares of Series F Preferred Stock to be converted, the number of shares of Series F Preferred Stock owned prior to the conversion at issue, the number of shares of Series F Preferred Stock owned subsequent to the conversion at issue and the date on which such conversion is to be effected, which date must be on or after the Original Issue Date, but may not be prior to the date the applicable Holder delivers by facsimile such Notice of Conversion to the Corporation (such date, the “Conversion Date”). If no Conversion Date is specified in a Notice of Conversion, the Conversion Date shall be the date that such Notice of Conversion to the Corporation is deemed delivered hereunder. The calculations and entries set forth in the Notice of Conversion shall control in the absence of manifest or mathematical error. To effect conversions of shares of Series F Preferred Stock, a Holder shall not be required to surrender the certificate(s) representing the shares of Series F Preferred Stock to the Corporation unless all of the shares of Series F Preferred Stock represented thereby are so converted, in which case such Holder shall deliver the certificate representing such shares of Series F Preferred Stock promptly following the Conversion Date at issue.  Shares of Series F Preferred Stock converted into Common Stock or redeemed in accordance with the terms hereof shall be canceled and shall not be reissued.

b)                                     Conversion Price.  The conversion price for the Series F Preferred Stock shall equal $[•], subject to adjustment herein (the “Conversion Price”).

c)              Mechanics of Conversion

i.                                          Delivery of Certificate Upon Conversion. Not later than three (3) Trading Days after each Conversion Date  (the “Share Delivery Date”, provided, however, as to any Notice of Conversion delivered prior to the Original Issue Date specifying a Conversion Date on the Original Issue Date or any of the three Trading Days following the Original Issue Date, the Share Delivery Date shall be the Conversion Date specified therein), the Corporation shall deliver, or cause to be delivered, to the converting Holder (A) the number of Conversion Shares being acquired upon the conversion of the Series F Preferred Stock, which Conversion Shares shall be free of restrictive legends and trading restrictions and (B) a bank check in the amount of accrued and unpaid dividends (if any).  The Corporation shall use its best efforts to deliver the Conversion Shares electronically through the Depository Trust Company or another established clearing corporation performing similar functions.

ii.                                       Failure to Deliver Conversion Shares.  If, in the case of any Notice of Conversion, such Conversion Shares are not delivered to or as directed by the applicable Holder by the Share Delivery Date, the Holder shall be entitled to elect by written notice to the Corporation at any time on or before its receipt of such

Conversion Shares, to rescind such Conversion, in which event the Corporation shall promptly return to the Holder any original Series F Preferred Stock certificate delivered to the Corporation and the Holder shall promptly return to the Corporation the Conversion Shares issued to such Holder pursuant to the rescinded Conversion Notice.

iii.                                    Obligation Absolute; Partial Liquidated Damages.  The Corporation’s obligation to issue and deliver the Conversion Shares upon conversion of Series F Preferred Stock in accordance with the terms hereof are absolute and unconditional, irrespective of any action or inaction by a Holder to enforce the same, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by such Holder or any other Person of any obligation to the Corporation or any violation or alleged violation of law by such Holder or any other person, and irrespective of any other circumstance which might otherwise limit such obligation of the Corporation to such Holder in connection with the issuance of such Conversion Shares; provided, however, that such delivery shall not operate as a waiver by the Corporation of any such action that the Corporation may have against such Holder.  In the event a Holder shall elect to convert any or all of the Stated Value of its Series F Preferred Stock, the Corporation may not refuse conversion based on any claim that such Holder or anyone associated or affiliated with such Holder has been engaged in any violation of law, agreement or for any other reason, unless an injunction from a court, on notice to Holder, restraining and/or enjoining conversion of all or part of the Series F Preferred Stock of such Holder shall have been sought and obtained, and the Corporation posts a surety bond for the benefit of such Holder in the amount of 150% of the Stated Value of Series F Preferred Stock which is subject to the injunction, which bond shall remain in effect until the completion of arbitration/litigation of the underlying dispute and the proceeds of which shall be payable to such Holder to the extent it obtains judgment.  In the absence of such injunction, the Corporation shall issue Conversion Shares and, if applicable, cash, upon a properly noticed conversion. If the Corporation fails to deliver to a Holder such Conversion Shares pursuant to Section 6(c)(i) on the second Trading Day after the Share Delivery Date applicable to such conversion, the Corporation shall pay to such Holder, in cash, as liquidated damages and not as a penalty, for each $2,000 of Stated Value of Series F Preferred Stock being converted, $10 per Trading Day for each Trading Day after the second Trading Day after the Share Delivery Date until such Conversion Shares are delivered or Holder rescinds such conversion.  Nothing herein shall limit a Holder’s right to pursue actual damages for the Corporation’s failure to deliver Conversion Shares within the period specified herein and such Holder shall have the right to pursue all remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief.  The exercise of any such rights shall not prohibit a Holder from seeking to enforce damages pursuant to any other Section hereof or under applicable law.

iv.                                   Compensation for Buy-In on Failure to Timely Deliver Conversion Shares Upon Conversion. In addition to any other rights available to the Holder, if the Corporation fails for any reason to deliver to a Holder the applicable Conversion Shares within two Trading Days after the Share Delivery Date pursuant to Section 6(c)(i), and if after such date such Holder is required by its brokerage firm to purchase (in an open market transaction or otherwise), or the Holder’s brokerage firm otherwise purchases, shares of Common Stock to deliver in satisfaction of a sale by such Holder of the Conversion Shares which such Holder was entitled to receive upon the conversion relating to such Share Delivery Date (a “Buy-In”), then the Corporation shall (A) pay in cash to such Holder the amount, if any, by which (x) such Holder’s total purchase price (including any brokerage commissions) for the Common Stock so purchased exceeds (y) the product of (1) the aggregate number of shares of Common Stock that such Holder was entitled to receive from the conversion at issue and that were sold multiplied by (2) the actual sale price at which the sell order giving rise to such purchase obligation was executed and (B) at the option of such Holder, either reissue (if surrendered) the shares of Series F Preferred Stock equal to the number of shares of Series F Preferred Stock submitted for conversion (in which case, such conversion shall be deemed rescinded) or deliver to such Holder the number of shares of Common Stock that would have been issued if the Corporation had timely complied with its delivery requirements under Section 6(c)(i). For example, if a Holder purchases shares of Common Stock having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted conversion of shares of Series F Preferred Stock with respect to which the actual sale price of the Conversion Shares giving rise to such purchase obligation was a total of $10,000, under clause (A) of the immediately preceding sentence, the Corporation shall be required to pay such Holder $1,000. The Holder shall provide the Corporation written notice indicating the amounts payable to such Holder in respect of the Buy-In and, upon request of the Corporation, evidence of the amount of such loss. Nothing herein shall limit a Holder’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Corporation’s failure to timely deliver Conversion Shares upon conversion of the shares of Series F Preferred Stock as required pursuant to the terms hereof.

v.                                      Reservation of Shares Issuable Upon Conversion. The Corporation covenants that it will at all times reserve and keep available out of its authorized and unissued shares of Common Stock for the sole purpose of issuance upon conversion of the Series F Preferred Stock as herein provided, free from preemptive rights or any other actual contingent purchase rights of Persons other than the Holder (and the other holders of the Series F Preferred Stock), not less than such aggregate number of shares of the Common Stock as shall be issuable (taking into account the adjustments and restrictions of Section 7) upon the conversion of the then outstanding shares of Series F Preferred Stock.  The Corporation covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly authorized, validly issued, fully paid and nonassessable.

vi.                                   Fractional Shares of Common Stock. No fractional shares or scrip representing fractional shares shall be issued upon the conversion of the Series F Preferred Stock.  As to any fraction of a share which the Holder would otherwise be entitled to receive upon such conversion, the Corporation shall at its election, either pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the Conversion Price or round up to the next whole share.

vii.                                Transfer Taxes and Expenses.  The issuance of Conversion Shares on conversion of this Series F Preferred Stock shall be made without charge to any Holder for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such Conversion Shares, provided that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such Conversion Shares upon conversion in a name other than that of the Holders of such shares of Series F Preferred Stock and the Corporation shall not be required to issue or deliver such Conversion Shares unless or until the Person or Persons requesting the issuance thereof shall have paid to the Corporation the amount of such tax or shall have established to the satisfaction of the Corporation that such tax has been paid.  The Corporation shall pay all Transfer Agent fees required for same-day processing of any Notice of Conversion.

d)                                     Beneficial Ownership Limitation.  The Corporation shall not effect any conversion of the Series F Preferred Stock, and a Holder shall not have the right to convert any portion of the Series F Preferred Stock, to the extent that, after giving effect to the conversion set forth on the applicable Notice of Conversion, such Holder (together with such Holder’s Affiliates, and any Persons acting as a group together with such Holder or any of such Holder’s Affiliates) would beneficially own in excess of the Beneficial Ownership Limitation (as defined below).  For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by such Holder and its Affiliates shall include the number of shares of Common Stock issuable upon conversion of the Series F Preferred Stock with respect to which such determination is being made, but shall exclude the number of shares of Common Stock which are issuable upon (i) conversion of the remaining, unconverted Stated Value of Series F Preferred Stock beneficially owned by such Holder or any of its Affiliates and (ii) exercise or conversion of the unexercised or unconverted portion of any other securities of the Corporation  subject to a limitation on conversion or exercise analogous to the limitation contained herein (including, without limitation, the Series F Preferred Stock or the Warrants) beneficially owned by such Holder or any of its Affiliates.  Except as set forth in the preceding sentence, for purposes of this Section 6(d), beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder.  To the extent that the limitation contained in this Section 6(d) applies, the determination of whether the Series F Preferred Stock is convertible (in relation to other securities owned by such Holder together with any Affiliates) and of how many shares of Series F Preferred Stock are convertible shall be in the sole discretion of such Holder, and the submission of a Notice of Conversion shall be deemed to be such Holder’s determination of whether the shares of Series F Preferred Stock may be converted (in relation to other securities owned by such Holder together with any Affiliates) and how many shares of the Series F Preferred Stock are convertible, in each case subject to the Beneficial Ownership Limitation. To ensure compliance with this restriction, each Holder will be deemed to represent to the Corporation each time it delivers a Notice of Conversion that such Notice of Conversion has not violated the restrictions set forth in this paragraph and the Corporation shall have no obligation to verify or confirm the accuracy of such determination.  In addition, a determination as to any group status as contemplated above shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder.  For purposes of this Section 6(d), in determining the number of outstanding shares of Common Stock, a Holder may rely on the number of outstanding shares of Common Stock as stated in the most recent of the following: (i) the Corporation’s most recent periodic or annual report filed with the Commission, as the case may be, (ii) a more recent public announcement by the Corporation or (iii) a more recent written notice by the Corporation or the Transfer Agent setting forth the number of shares of Common Stock outstanding.  Upon the written or oral request of a Holder, the Corporation shall within two Trading Days confirm orally and in writing to such Holder the number of shares of Common Stock then outstanding.  In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Corporation, including the Series F Preferred Stock, by such Holder or its Affiliates since the date as of which such number of outstanding shares of Common Stock was reported. The “Beneficial Ownership Limitation” shall be 4.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock issuable upon conversion of Series F Preferred Stock held by the applicable Holder.  Notwithstanding anything to the contrary contained herein, upon delivery to the Corporation of an executed waiver in the form attached hereto as Annex B by a Holder prior to such Holder’s acquisition of Series F Preferred Stock, the Beneficial Ownership Limitation applicable to such Holder’s Series F Preferred Stock shall be 9.99% or 19.99%, as applicable, of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock upon conversion of the Series F Preferred Stock held by the Holder and the provisions of this Section 6(d) shall continue to apply. Further, a Holder, upon not less than 61 days’ prior notice to the Corporation (which notice may not be waived), may increase or decrease the Beneficial Ownership Limitation provisions of this Section 6(d) applicable to such Holder’s Series F Preferred Stock provided that the Beneficial Ownership Limitation in no event exceeds 9.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock upon conversion of this Series F Preferred Stock held by the Holder and the provisions of this Section 6(d) shall continue to apply.  Any such increase or decrease will not be effective until the 61st day after such notice is delivered to the Corporation and shall only apply to such Holder and no other Holder.  The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 6(d) to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended Beneficial Ownership Limitation contained herein or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitations contained in this paragraph shall apply to a successor holder of Series F Preferred Stock.

Section 7.                                           Certain Adjustments.

a)                                     Stock Dividends and Stock Splits.  If the Corporation, at any time while this Series F Preferred Stock is outstanding: (i) pays a stock dividend or otherwise makes a distribution or distributions payable in shares of Common Stock on shares of Common Stock or any other Common Stock Equivalents (which, for avoidance of doubt, shall not include any shares of Common Stock issued by the Corporation upon conversion of, or payment of a dividend on, this Series F Preferred Stock), (ii) subdivides outstanding shares of Common Stock into a larger number of shares, (iii) combines (including by way of a reverse stock split) outstanding shares of Common Stock into a smaller number of shares, or (iv) issues, in the event of a reclassification of shares of the Common Stock, any shares of capital stock of the Corporation, then in each case the Conversion Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding any treasury shares of the Corporation) outstanding immediately before such event, and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event.  Any adjustment made pursuant to this Section 7(a) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification.

b)                                     Subsequent Equity Sales. From the Original Issue Date until the date immediately following the period of any 20 of 30 consecutive Trading Days wherein (A) the VWAP for each Trading Day during such period exceeds 200% of the then effective Conversion Price and (B) the daily dollar trading volume for each Trading Day during such period exceeds $200,000 per Trading Day (at which such time this Section 7(b) shall no longer be applicable), if, at any time while this Series F Preferred Stock is outstanding, the Corporation or any Subsidiary, as applicable, sells or grants any option to purchase or sells or grants any right to reprice, or otherwise disposes of or issues (or announces any sale, grant or any option to purchase or other disposition), any Common Stock or Common Stock Equivalents at an effective price per share less than the then in effect Conversion Price (such lower price, the “Base Conversion Price” and such issuances, collectively, a “Dilutive Issuance”) (it being understood and agreed that if the holder of the Common Stock or Common Stock Equivalents so issued shall at any time, whether by operation of purchase price adjustments, reset provisions, floating conversion, exercise or exchange prices or otherwise, or due to warrants, options or rights per share which are issued in connection with such issuance, be entitled to receive shares of Common Stock at an effective price per share that is less than the Conversion Price, such issuance shall be deemed to have occurred for less than the Conversion Price on such date of the Dilutive Issuance at such effective price), then simultaneously with the consummation of each Dilutive Issuance the Conversion Price shall be reduced to equal the Base Conversion Price. Such adjustment shall be made whenever such Common Stock or Common Stock Equivalents are issued. Notwithstanding the foregoing, no adjustment shall be made, paid or issued under this Section 7(b) in respect of an Exempt Issuance. If the Corporation enters into a Variable Rate Transaction, the Corporation shall be deemed to have issued Common Stock or Common Stock Equivalents at the lowest possible conversion price at which such securities may be converted or exercised. The Corporation shall notify the Holders in writing, following the issuance or deemed issuance of any Common Stock or Common Stock Equivalents subject to this Section 7(b), indicating therein the applicable issuance price, or applicable reset price, exchange price, conversion price and other pricing terms (such notice, the “Dilutive Issuance Notice”). For purposes of clarification, whether or not the Corporation provides a Dilutive Issuance Notice pursuant to this Section 7(b), upon the occurrence of any Dilutive Issuance, the Holders are entitled to receive a number of Conversion Shares based upon the Base Conversion Price on or after the date of such Dilutive Issuance, regardless of whether a Holder accurately refers to the Base Conversion Price in the Notice of Conversion.

c)                                      Fundamental Transaction.  If, at any time while this Series F Preferred Stock is outstanding, (i) the Corporation, directly or indirectly, in one or more related transactions effects any merger or consolidation of the Corporation with or into another Person, (ii) the Corporation, directly or indirectly, effects any sale, lease, license, assignment, transfer, conveyance or other disposition of all or substantially all of its assets in one or a series of related transactions, (iii) any, direct or indirect, purchase offer, tender offer or exchange offer (whether by the Corporation or another Person) is completed pursuant to which holders of Common Stock are permitted to sell, tender or exchange their shares for other securities, cash or property and has been accepted by the holders of 50% or more of the outstanding Common Stock, (iv) the Corporation, directly or indirectly, in one or more related transactions effects any reclassification, reorganization or recapitalization of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property (other than a reclassification under Section 7(a)), or (v) the Corporation, directly or indirectly, in one or more related transactions consummates a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another Person or group of Persons whereby such other Person or group acquires more than 50% of the outstanding shares of Common Stock (not including any shares of Common Stock held by the other Person or other Persons making or party to, or associated or affiliated with the other Persons making or party to, such stock or share purchase agreement or other business combination) (each a “Fundamental Transaction”), then, upon any subsequent conversion of this Series F Preferred Stock, the Holder shall have the right to receive, for each Conversion Share that would have been issuable upon such conversion immediately prior to the occurrence of such Fundamental Transaction, the number of shares of Common Stock of the successor or acquiring corporation or of the Corporation, if it is the surviving corporation, and any additional consideration (the “Alternate Consideration”) receivable as a result of such Fundamental Transaction by a holder of the number of shares of Common Stock for which this Series F Preferred Stock is convertible immediately prior to such Fundamental Transaction.  For purposes of any such conversion, the determination of the Conversion Price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one share of Common Stock in such Fundamental Transaction, and the Corporation shall apportion the Conversion Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration.  If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Holder shall be given the same choice as to the Alternate Consideration it receives upon any conversion of this Series F Preferred Stock following such Fundamental Transaction.  The Corporation shall cause any successor entity in a Fundamental Transaction in which the Corporation is not the survivor (the “Successor Entity”) to assume in writing all of the obligations of the Corporation under this Certificate of Designation in accordance with the provisions of this Section 7(c). Upon the occurrence of any such Fundamental Transaction, the Successor Entity shall succeed to, and be substituted for (so that from and after the date of such Fundamental Transaction, the provisions of this Certificate of Designation referring to the “Corporation” shall refer instead to the Successor Entity), and may exercise every right and power of the Corporation and shall assume all of the obligations of the Corporation under this Certificate of Designation with the same effect as if such Successor Entity had been named as the Corporation herein.

d)                                     Calculations.  All calculations under this Section 7 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be.  For purposes of this Section 7, the number of shares of Common Stock deemed to be issued and outstanding as of a given date shall be the sum of the number of shares of Common Stock (excluding any treasury shares of the Corporation) issued and outstanding.

e)                                      Notice to the Holders.

i.                                          Adjustment to Conversion Price.  Whenever the Conversion Price is adjusted pursuant to any provision of this Section 7, the Corporation shall promptly deliver to each Holder a notice setting forth the Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

ii.                                       Notice to Allow Conversion by Holder.  If (A) the Corporation shall declare a dividend (or any other distribution in whatever form) on the Common Stock, (B) the Corporation shall declare a special nonrecurring cash dividend on or a redemption of the Common Stock, (C) the Corporation shall authorize the granting to all holders of the Common Stock of rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights, (D) the approval of any stockholders of the Corporation shall be required in connection with any reclassification of the Common Stock, any consolidation or merger to which the Corporation is a party, any sale or transfer of all or substantially all of the assets of the Corporation, or any compulsory share exchange whereby the Common Stock is converted into other securities, cash or property or (E) the Corporation shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Corporation, then, in each case, the Corporation shall cause to be filed at each office or agency maintained for the purpose of conversion of this Series F Preferred Stock, and shall cause to be delivered to each Holder at its last address as it shall appear upon the stock books of the Corporation, at least ten (10) calendar days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of the Common Stock of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of the Common Stock of record shall be entitled to exchange their shares of the Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange, provided that the failure to deliver such notice or any defect therein or in the delivery thereof shall not affect the validity of the corporate action required to be specified in such notice.  The Holder shall remain entitled to convert the Conversion Amount of this Series F Preferred Stock (or any part hereof) during the 10-day period commencing on the date of such notice through the effective date of the event triggering such notice except as may otherwise be expressly set forth herein.

Section 8.                                  Optional Redemption.

a)                                     Optional Redemption at Election of Corporation. Subject to the provisions of this Section 8(a), at any time after the date hereof, the Corporation may deliver a notice to the Holder (an “Optional Redemption Notice” and the date such notice is deemed delivered hereunder, the “Optional Redemption Notice Date”) of its irrevocable election to redeem some or all of the then outstanding Series F Preferred Stock for cash in an amount equal to the Optional Redemption Amount on the twentieth (20th) Trading Day following the Optional Redemption Notice Date (such date, the “Optional Redemption Date” and such redemption, the “Optional Redemption”). The Optional Redemption Amount is payable in full on the Optional Redemption Date. The Corporation covenants and agrees that it will honor all Notices of Conversion tendered from the time of delivery of the Optional Redemption Notice through the date the Optional Redemption Amount is paid in full.

b)                                     Redemption Procedure. The payment of cash pursuant to an Optional Redemption shall be payable on the Optional Redemption Date. Notwithstanding anything to the contrary in this Section 8, the Corporation’s determination to redeem shares of Series F Preferred Stock under Section 8(a) shall be applied ratably among the Holders of the Series F Preferred Stock.

c)                                      Surrender of Certificates. On or before the Optional Redemption Date, each of the Holders, unless such Holder has exercised his, her or its right to convert such Series F Preferred Stock as provided in Section 6, shall surrender the certificate or certificates representing such Series F Preferred Stock (or, if such Holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) to the Corporation, in the manner and at the place designated in the Optional Redemption Notice, and thereupon the Optional Redemption Amount for such Series F Preferred Stock shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof. In the event less than all of the shares of Series F Preferred Stock represented by a certificate are redeemed, a new certificate representing the unredeemed shares of Series F Preferred Stock shall promptly be issued to such Holder.

d)                                     Forced Conversion. Notwithstanding anything herein to the contrary, if (i) the VWAP for 20 of 30 consecutive Trading Days (“Threshold Period”), exceeds 200% of the then effective Conversion Price and (ii) the daily dollar trading volume for each Trading Day during any Threshold Period exceeds $200,000 per Trading Day, the Corporation may, within 1 Trading Day after the end of any such Threshold Period, deliver a written notice to all Holders (a “Forced Conversion Notice” and the date such notice is delivered to all Holders, the “Forced Conversion Notice Date”) to cause each Holder to convert all or part of such Holder’s Series F Preferred Stock (as specified in such Forced Conversion Notice) pursuant to Section 6, it being agreed that the “Conversion Date” for purposes of Section 6 shall be deemed to occur on the third Trading Day following the Forced Conversion Notice Date (such third Trading Day, the “Forced Conversion Date”). Any Forced Conversion Notices shall be applied ratably to all of the Holders based on each Holder’s initial purchases of Series F Preferred Stock hereunder, provided that any voluntary conversions by a Holder shall be applied against such Holder’s pro rata allocation, thereby decreasing the aggregate amount forcibly converted hereunder if less than all shares of the Series F Preferred Stock are forcibly converted. For purposes of clarification, a Forced Conversion shall be subject to all of the provisions of Section 6, including, without limitation, the provisions requiring payment of liquidated damages and limitations on conversions.

Section 9.                                           Miscellaneous.

a)                                     Notices.  Any and all notices or other communications or deliveries to be provided by the Holders hereunder including, without limitation, any Notice of Conversion, shall be in writing and delivered personally, by facsimile, or sent by a nationally recognized overnight courier service, addressed to the Corporation, at 310 Goddard, Suite 150, Irvine, California 92618, Attention: Chief Financial Officer, facsimile number (949) 753-1504, or such other facsimile number or address as the Corporation may specify for such purposes by notice to the Holders delivered in accordance with this Section 9.  Any and all notices or other communications or deliveries to be provided by the Corporation hereunder shall be in writing and delivered personally, by facsimile, or sent by a nationally recognized overnight courier service addressed to each Holder at the facsimile number or address of such Holder appearing on the books of the Corporation, or if no such facsimile number or address appears on the books of the Corporation, at the principal place of business of such Holder, as set forth in the Warrants.  Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number set forth in this Section prior to 5:30 p.m. (New York City time) on any date, (ii) the next Trading Day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number set forth in this Section on a day that is not a Trading Day or later than 5:30 p.m. (New York City time) on any Trading Day, (iii) the third Trading Day following the date of mailing, if sent by U.S. nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given.

b)                                     Lost or Mutilated Series F Preferred Stock Certificate.  If a Holder’s Series F Preferred Stock certificate shall be mutilated, lost, stolen or destroyed, the Corporation shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated certificate, or in lieu of or in substitution for a lost, stolen or destroyed certificate, a new certificate for the shares of Series F Preferred Stock so mutilated, lost, stolen or destroyed, but only upon receipt of evidence of such loss, theft or destruction of such certificate, and of the ownership hereof reasonably satisfactory to the Corporation.

c)                                      Governing Law.  All questions concerning the construction, validity, enforcement and interpretation of this Certificate of Designation shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware, without regard to the principles of conflict of laws thereof.

d)                                     Waiver.  No provision of this Certificate of Designation may be waived, modified, supplemented or amended except in a written instrument signed by the Corporation and approved by the Holders of a majority of the then outstanding shares of Series F Preferred Stock.  Any waiver by the Corporation or a Holder of a breach of any provision of this Certificate of Designation shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Certificate of Designation or a waiver by any other Holders.  The failure of the Corporation or a Holder to insist upon strict adherence to any term of this Certificate of Designation on one or more occasions shall not be considered a waiver or deprive that party (or any other Holder) of the right thereafter to insist upon strict adherence to that term or any other term of this Certificate of Designation on any other occasion.  Any waiver by the Corporation or a Holder must be in writing.

e)                                      Severability.  If any provision of this Certificate of Designation is invalid, illegal or unenforceable, the balance of this Certificate of Designation shall remain in effect, and if any provision is inapplicable to any Person or circumstance, it shall nevertheless remain applicable to all other Persons and circumstances.  If it shall be found that any interest or other amount deemed interest due hereunder violates the applicable law governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum rate of interest permitted under applicable law.

f)                                       Next Business Day.  Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.

g)                                      Headings.  The headings contained herein are for convenience only, do not constitute a part of this Certificate of Designation and shall not be deemed to limit or affect any of the provisions hereof.

h)                                     Status of Converted or Redeemed Series F Preferred Stock.  If any shares of Series F Preferred Stock shall be converted, redeemed or reacquired by the Corporation, such shares shall resume the status of authorized but unissued shares of preferred stock and shall no longer be designated as Series F Redeemable Convertible Preferred Stock.

*********************

RESOLVED, FURTHER, that the Chairman, the president or any vice-president, and the secretary or any assistant secretary, of the Corporation be and they hereby are authorized and directed to prepare and file this Certificate of Designation of Preferences, Rights and Limitations in accordance with the foregoing resolution and the provisions of Delaware law.

IN WITNESS WHEREOF, the undersigned have executed this Certificate this       day of                  , 2016.

Name:	Name:
Title:	Title:

ANNEX A

NOTICE OF CONVERSION

(TO BE EXECUTED BY THE REGISTERED HOLDER IN ORDER TO CONVERT SHARES OF SERIES F PREFERRED STOCK)

The undersigned hereby irrevocably elects to convert the number of shares of Series F Redeemable Convertible Preferred Stock indicated below into shares of common stock, par value $0.001 per share (the “Common Stock”), of CombiMatrix Corporation, a Delaware corporation (the “Corporation”), according to the conditions hereof, as of the date written below. If shares of Common Stock are to be issued in the name of a Person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates and opinions as may be required by the Corporation. No fee will be charged to the Holders for any conversion, except for any such transfer taxes.

The undersigned represents and warrants to the Corporation that in giving effect to the conversion evidenced hereby, the undersigned will not own in excess of the number of shares of Common Stock permitted to be owned under Section 6(d) of the Certificate of Designation.

Conversion calculations:

Date to Effect Conversion:

Number of shares of Series F Preferred Stock owned prior to Conversion:

Number of shares of Series F Preferred Stock to be Converted:

Stated Value of shares of Series F Preferred Stock to be Converted:

Number of shares of Common Stock to be Issued:

Applicable Conversion Price:

Number of shares of Series F Preferred Stock subsequent to Conversion:

Address for Delivery:

or

DWAC Instructions:

Broker no:

Account no:

[HOLDER]

By:
Name:
Title:

ANNEX B

WAIVER OF BENEFICIAL OWNERSHIP LIMITATION

The undersigned hereby irrevocably elects to waive either the 4.99% Beneficial Ownership Limitation or the 9.99% Beneficial Ownership Limitation, as designated by the undersigned’s election below, applicable to the undersigned’s beneficial ownership of Series F Redeemable Convertible Preferred Stock of CombiMatrix Corporation, a Delaware corporation, as such Beneficial Ownership Limitation is defined under Section 6(d) of the Certificate of Designation.

☐                                    The undersigned hereby elects to waive the 4.99% Beneficial Ownership Limitation applicable to the undersigned’s beneficial ownership of Series F Redeemable Convertible Preferred Stock.

☐                                    The undersigned hereby elects to waive the 9.99% Beneficial Ownership Limitation applicable to the undersigned’s beneficial ownership of Series F Redeemable Convertible Preferred Stock.

The undersigned understands and agrees that, as a result of this waiver, the Beneficial Ownership Limitation applicable to the Series F Redeemable  Convertible Preferred Stock beneficially owned by the undersigned shall be (i) if the 4.99% Beneficial Ownership Limitation has been waived, 9.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock upon conversion of this Series F Redeemable  Convertible Preferred Stock held by the undersigned or (ii) if the 9.99% Beneficial Ownership Limitation has been waived, 19.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock upon conversion of this Series F Redeemable  Convertible Preferred Stock held by the undersigned, and, in each case, the provisions of Section 6(d) of the Certificate of Designation shall continue to apply.

The undersigned understands and agrees that by waiving the Beneficial Ownership Limitation, the undersigned may become subject to the reporting requirements and liability provisions of Sections 13 and 16 of the Securities Exchange Act of 1934.

[HOLDER]

By:
Name:
Title: